EXHIBIT 10.35

COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS

CHAIRMAN OF THE BOARD

The Chairman of the Board of Directors, Mr. R.S. Evans, receives a cash retainer fee of $100,000 per year effective January 1, 2006. Mr. Evans receives no other compensation for his service on the Board and its Committees.

OTHER NON-EMPLOYEE DIRECTORS

Non-employee directors, other than Mr. Evans, receive the following compensation:

Cash Compensation

•	$25,000 annual Board retainer

•	$10,000 annual retainer for chairman of the Audit Committee

•	$1,500 annual retainer for other Audit Committee members

•	$3,000 annual retainer for chairman of the Management Organization and Compensation Committee

•	$2,000 annual retainer for Executive Committee members

•	$2,000 for each Board meeting and Committee meeting attended

Stock Compensation

Beginning in 2006, non-employee directors, other than Mr. Evans, shall be awarded, on the date of the Annual Meeting of Stockholders, an annual grant of restricted stock units (“RSUs”) for shares of Company common stock having a value of approximately $15,000 on the date of grant. The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change in control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board. All unvested RSUs are forfeited upon cessation of a director’s service on the Board for any reason. To put the non-employee directors, other than Mr. Evans, in a comparable position as if RSUs had been granted on the date of the 2005 Annual Meeting of Stockholders, each non-employee director, other than Mr. Evans, received a grant of 1,710 RSUs on January 23, 2006, with a value of approximately $15,000, based on the fair market value of Company common stock on that date of $8.775. These RSUs vest on April 24, 2006, the date of the 2006 Annual Meeting of Stockholders.

The Company reimburses its directors for reasonable expenses incurred in attending Board and Committee meetings.